EXHIBIT 10.2.1
Union Carbide Corporation and Subsidiaries

FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED
SALES PROMOTION AGREEMENT

This First Amendment to the Second Amended and Restated Sales Promotion Agreement by and between Union Carbide Corporation (“UCC”) and The Dow Chemical Company (“TDCC”) dated January 1, 2004 (this “Amendment”) is made effective as of March 22, 2013 (the “Effective Date”).
BACKGROUND
The Parties have previously entered into the Second Amended and Restated Sales Promotion Agreement dated January 1, 2004 (the “Agreement”) and desire to amend the Agreement according to the terms in this Amendment. Any capitalized terms used in this Amendment, but not otherwise defined in this Amendment, are as defined in the Agreement.
Now therefore, the Parties agree as follows:

1.	A new Section 19 will be inserted into the Agreement as follows:

Section 19. Review and Resolution of Potential Errors

Given the complexity and large volume of transactions under the Agreement, the Parties have determined, through their own independent due diligence and economic decision making process, that all transactions recorded through December 31, 2012, are deemed to be appropriate and resolved.

Following the Effective Date of this Amendment, TDCC shall permit UCC to inspect TDCC’s records during TDCC’s normal business hours, and analyze the transactions that are incurred and recorded under the Agreement commencing January 1, 2013. The records will be inspected by UCC on a quarterly basis or, alternatively, on a different time period as agreed to by the Parties. At its discretion, UCC may engage third party advisors, to whom TDCC has no reasonable objection, to assist it in the inspection. TDCC will reimburse UCC for reasonable third party advisor expenses.

Following its review, UCC will present its findings to TDCC and both Parties agree that all pricing errors or financial adjustments will be corrected or implemented within 10 days of the presentation of the findings or as soon as administratively possible. The Parties agree that once the pricing errors are corrected and financial adjustments are implemented, all transactions for that current quarter will be final.

2.	Except as expressly amended by this Amendment, the Agreement remains in full force and effect and in accordance its terms.

3.
This Amendment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document.

The Parties agree that this Amendment is effective as of the Effective Date listed above, and they have caused their authorized representatives to execute this Amendment below.

THE DOW CHEMICAL COMPANY	UNION CARBIDE CORPORATION

By: /s/ RONALD C. EDMONDS	By: /s/ IGNACIO MOLINA

Name: Ronald C. Edmonds	Name: Ignacio Molina

Title: Vice President and Controller	Title: Vice President, Chief Financial Officer and Treasurer